As filed with the Securities and Exchange Commission on September 12, 1996.

                     Registration No. 333-____
         SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549


                                                      FORM S-3
                                    REGISTRATION STATEMENT
                                                        UNDER
                                   THE SECURITIES ACT OF 1933


                           GOLDEN CYCLE GOLD CORPORATION
                    (Exact name of registrant as specified in its charter)
                           Colorado
             84-0630963
(State or other jurisdiction of incorporation          (I.R.S. Employer
Identification No.)
                     or organization)
                                  2340 Robinson Street, Suite 209
                               Colorado Springs, Colorado 80904
                                           (719) 471-9013
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                       Birl W. Worley, Jr.
                            Golden Cycle Gold Corporation
                            2340 Robinson Street, Suite 209
                          Colorado Springs, Colorado 80904
                                        (719) 471-9013
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                          Copies to:
                              David M. Englander, Esq.
                        Zimet, Haines, Friedman & Kaplan
                                   460 Park Avenue
                            New York, New York 10022
                                     (212) 486-1700

    Approximate date of commencement of proposed sale to the public: From time to time after the date on which this registration statement becomes effective.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following block and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following block and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE
________________________________________________________________________
Title of each    Amount to be      Proposed maximum     Proposed maximum
Amount of
    class of          registered            price per unit of
aggregate price      registration fee
securities to                                   securities to be            of
securities to
be registered                                   registered(1)             be
registered(1)
____________   ________        _______________      _______________
____________
Common Stock,   170,000                    $9.00                     $1,530,000
                 $528
 no par value
________________________________________________________________________



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the highest and lowest sale prices of the Common Stock as quoted on the Pacific Stock Exchange on September 5, 1996.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      GOLDEN CYCLE GOLD CORPORATION
                           Cross Reference Sheet

                       Item Number and Caption
  Heading in Prospectus
_____________________________________________      ______________________
 1.  Forepart of the Registration Statement and Outside         *
      Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of               *
      Prospectus

 3.  Summary Information, Risk Factors and Ratio of        Prospectus Summary;
      Earnings to Fixed Charges                  The Company; Risk Factors

 4.  Use of Proceeds                                                      *

 5.  Determination of Offering Price                       Cover Page; Plan of
                                            Distribution

 6.  Dilution                                                        *

 7.  Selling Security Holders                              Registering
Stockholders

 8.  Plan of Distribution                             Plan of Distribution

 9.  Description of Securities to be Registered                 Incorporation
of Certain                                            Documents by Reference

10.  Interest of Named Experts and Counsel                      Experts; Legal
Matters

11.  Material Changes                                 *

12.  Incorporation of Certain Information by Reference          Incorporation
of Certain                                            Documents by Reference

13.  Disclosure of Commission Position on             Disclosure of Commission
       Indemnification for Securities Act Liabilities      Position on
Indemnification
                                       for Securities Act Liabilities

* Not applicable or item caption is sufficiently descriptive to locate required information in Prospectus.

Information contained herein is subject to completion or amendment. A Registration Statement, of which this Prospectus is a part, relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

               SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1996

                                                 170,000 Shares

                          GOLDEN CYCLE GOLD CORPORATION

                                                 Common Stock
                                                 (No Par Value)

    This Prospectus relates to up to 170,000 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Golden Cycle Gold Corporation (the "Company" or "GCGC"). The Shares may be offered for sale by certain stockholders of the Company (the "Registering Stockholders"). See "Registering Stockholders." The Company will not receive any of the proceeds from the sale of the Shares.

    The Shares may be offered by the Registering Stockholders from time to time in transactions (which may include block transactions) on the Pacific Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Registering Stockholders" and "Plan of Distribution."

    The Company has agreed to bear all out-of-pocket expenses (other than selling discounts and commissions) in connection with the registration of all of the Shares which may be offered by this Registration Statement, estimated to be approximately $15,000. The Registering Stockholders have agreed to indemnify the Company, and the Company has agreed to indemnify the Registering Stockholders, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Securities Which May Be Offered Hereby Are Subject To Certain Risks Which Should Be Carefully Considered By Potential Investors. See "Risk Factors."

    The Common Stock is listed on the Pacific Stock Exchange under the symbol GCC. The last reported sale price per share of the Common Stock on the Exchange on September 5, 1996 was $9.00.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is____________, 1996.
    No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such offer would be unlawful.

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed a registration statement on Form S-3 with the Commission under the Securities Act, with respect to the securities covered hereby. This Prospectus does not contain all the information set forth in the Registration Statement (of which this Prospectus is a part), certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of it may be obtained from the Commission upon payment of prescribed fees.

                 DOCUMENTS INCORPORATED BY REFERENCE

      The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

      (a) The Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1995, as amended by Form 10-K/A filed on August 27, 1996;

      (b) The Company's Quarterly Report on Form 10-Q for the Fiscal Quarter ended March 31, 1996;

      (c) The Company's Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 30, 1996;

      (d) The Company's Proxy Statement dated April 15, 1996, filed pursuant to Section 14 of the Exchange Act;

      (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated January 13, 1987, filed pursuant to Section 12(g) of the Exchange Act; and

      (f) All other reports and other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.


      All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner of any of the Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents shall not be provided unless they are specifically incorporated by reference into such documents. Requests for such copies of any document should be directed to R. Herbert Hampton, Secretary, Golden Cycle Gold Corporation, 2340 Robinson Street, Suite 209, Colorado Springs, Colorado 80904, telephone number (719) 471-9013.

                         PROSPECTUS SUMMARY

The Company

      Golden Cycle Gold Corporation (the "Company") was incorporated under the laws of the State of Colorado in 1972 for the purpose of acquiring and developing the mining properties (the "Mining Properties") of The Golden Cycle Corporation located in the Cripple Creek Mining District of Colorado. The primary business of the Company consists of its participation in the Cripple Creek and Victor Gold Mining Company, a joint venture (the "Joint Venture") with Pikes Peak Mining Company ("Pikes Peak"), a subsidiary of Independence Mining Company, which is a subsidiary of Minorco (U.S.A.) Inc. Pikes Peak serves as manager of the Joint Venture. The Joint Venture mining properties consist of owned, leased and optioned mining claims and other land covering approximately 10,000 acres in and around the Cripple Creek Mining District of Teller County, Colorado, including the Ajax, Cresson, Portland, Independence, Vindicator and Golden Cycle mines. The principal mining activities of the Joint Venture are currently conducted at the Cresson mine, with commercial production having commenced there during the first half of 1995. See "The Company-The Joint Venture."

      In addition to its Joint Venture activities, the Company is currently exploring the possibility of engaging in gold and copper mining activities in the Republic of the Philippines. It has recently entered into a letter of intent with Benguet Corporation, a Philippine mining company, relating to the joint participation by that entity and a new subsidiary of the Company in the exploration, development and production of mining properties in certain areas of the Philippines. See "The Company-Other Company Activities" for further information regarding the letter of intent and the proposed activities in the Philippines.


The Offering

      Number of Shares Registered by
       the Registering Stockholders                 170,000

      Shares Outstanding Prior to
        the Sale of any Shares
        Registered Pursuant Hereto               1,743,050

      Shares Outstanding After
        the Sale of Shares Registered
        Pursuant Hereto, Assuming Sale
        of All Shares Being Registered           1,743,050

      Pacific Stock Exchange Symbol                        GCC


Risk Factors

      Purchase of the securities offered hereby is speculative and involves a high degree of risk. See "Risk Factors."


                             THE COMPANY

      The Company was incorporated under the laws of the State of Colorado in 1972 for the purpose of acquiring and developing the Mining Properties. The primary business of the Company currently consists of its participation in the Joint Venture with Pikes Peak. The Company acquired its equity interest in the Joint Venture in 1976 in exchange for the contribution to the Joint Venture of certain of the Mining Properties. The Company also owns certain water rights and other mineral and oil and gas rights, and plans to engage in mining activities in the Republic of the Philippines.

      The Company's principal offices are located at 2340 Robinson Street, Suite 209, Colorado Springs, Colorado 80904, telephone number (719) 471-9013.

The Joint Venture

      The Joint Venture is conducted under the name "Cripple Creek & Victor Gold Mining Company" and is managed by Pikes Peak. The Joint Venture was organized in 1976 for the purpose of engaging in land leasing or acquisition, exploration and development work with respect to the Mining Properties and in the acquisition, construction, installation and operation of mining, milling and beneficiation facilities on the Mining Properties for the recovery and sale of products containing gold and such other minerals and derivative products as may be recovered or produced therefrom.

      The Joint Venture mining properties consist of owned, leased and optioned mining claims and other land covering approximately 10,000 acres in and around the Cripple Creek Mining District of Teller County, Colorado, including the Ajax, Cresson, Portland, Independence, Vindicator and Golden Cycle mines. The Joint Venture currently owns approximately 97% of the minable properties in the historic Cripple Creek Mining District, and substantially all of the claims of the Joint Venture in the properties are patented. The principal mining activities of the Joint Venture are currently conducted at the Cresson mine, with commercial production having commenced there during the first half of 1995.

      The rights and obligations of the parties in the Joint Venture are set forth in a joint venture agreement, which has been amended and restated effective January 1, 1991 (and, as further amended effective December 31, 1991, is referred to herein as the "Joint Venture Agreement"). The Joint Venture Agreement provides for management of the Joint Venture by Pikes Peak. The Joint Venture Agreement defines an Initial
Phase that will end when (i) $58 million of Net Proceeds (defined in the Joint Venture Agreement as generally gross revenues less costs) have been distributed to the joint venturers in the proportion of 80% to Pikes Peak and 20% to the Company, and
(ii) the Initial Loans (defined below) have been repaid. After the Initial Phase, the Joint Venture will distribute metal in kind in the proportions of 67% to Pikes Peak and 33% to the Company. Notwithstanding the foregoing, the Company will generally be entitled to receive, in each year during the Initial Phase or until the mining of ore by the Joint Venture ceases due to the exhaustion of economically recoverable reserves (if that occurs prior to the end of the Initial Phase), a minimum annual distribution of $250,000
(each, a "Minimum Annual Distribution"). The first three Minimum Annual Distributions (which were received by January 15, 1993) were not deemed to be a distribution of Net Proceeds to the Company and were not applied against the Company's share of any Net Proceeds. The Minimum Annual Distribution paid in 1994 and thereafter constitute advances on Net Proceeds and will be recouped against future distributions of Net Proceeds (if any) allocable to the Company. No interest will be charged on any Minimum Annual Distribution received by the Company which is to be recouped against future distributions.

      The Joint Venture Agreement provides that, during the period from January 1, 1991 until the end of the Initial Phase, all funds required for operations and mine development by the Joint Venture will be loaned (the "Initial Loans") to the Joint Venture by either Pikes Peak or, if such loans are available at a lower cost than from Pikes Peak, financial institutions. Except for the Minimum Annual Distributions, the Initial Loans and interest thereon must be repaid prior to distributions of Net Proceeds to the Joint Venturers. Pikes Peak reported that, as of June 30, 1996, the Joint Venture had $144,940,000 in Initial Loans payable to Pikes Peak. After the Initial Phase, the Joint Venturers will contribute funds (if required) in proportion to their respective distributive shares.

      In view of the amount of Initial Loans currently outstanding and the amount of operating income which can reasonably be expected to be generated by the Joint Venture from the mining of existing reserves, management of the Company believes that it is unlikely that distribution of Net Proceeds to the Company will be made by the Joint Venture in the foreseeable future in excess of the Minimum Annual Distributions payable in each year. See "Risk Factors."


Other Company Activities

      Water Rights: The Company owns certain water rights located in Fremont County, Colorado. The Company has contracted to sell these water rights to the City of Cripple
Creek pursuant to a purchase agreement dated July 10, 1992 (the "Water Purchase
Agreement").   The Water Purchase Agreement provides for the sale by the
Company of up to 1,097 cubic feet per second (approximately 794 acre feet).
The minimum amount payable for the rights is $312,500. The sales price will be paid as follows: 20% on the date of final approval by the Water Court and the balance due over a five year period.

      The contract contains substantial contingencies, including approval by the local Water Court, and may or may not finally close. The attorney for the City of Cripple Creek has recently advised the Company that the City anticipates concluding the adjudication of the water rights, including review by the Water Court, during the second half of 1996.
Nevertheless, the Company cannot predict with any certainty when the sale of the water rights will occur, if ever.

      Oil and Gas Properties: The Company owns oil and gas rights with respect to approximately 7,300 acres of land in the Penrose Area of Fremont County, Colorado. There currently is no drilling activity in similar geographic formations nearby and the properties have no carrying value on the Company's financial statement.

      Philippine Activities: The Company is currently exploring the possibility of engaging in gold and copper mining activities in the Republic of the Philippines. The Company has entered into a letter of intent dated August 30, 1996 with Benguet Corporation, a Philippine mining company ("Benguet"), relating to the joint participation of Benguet and a new subsidiary of the Company (to be organized under the laws of the Philippines) in the exploration, development and production of mining properties in certain areas of the Philippines. The letter of intent contemplates the execution of a definitive operating agreement between Benguet and the new subsidiary, pursuant to which each of the parties is to have a 50% undivided share in all mining interests acquired under the agreement, and each party would bear 50% of the costs related to all activities undertaken pursuant to the agreement. The letter of intent provides that if an operating agreement is not entered into within 60 days after the date of the letter, either the Company or Benguet is entitled to terminate the arrangement. There is no assurance that the parties will enter into an operating agreement.

      It is currently anticipated that the parties will, if the operating agreement is entered into, seek to lease or manage mining properties owned by unaffiliated third parties, and/or acquire minority interests in properties owned and operated by third parties. Although Benguet and the Company have identified certain properties which they believe would be appropriate for exploration and development pursuant to the operating agreement, there is no assurance that such properties will be available on acceptable terms. In addition, although the Company anticipates allocating up to $200,000 of its existing working capital to its Philippine subsidiary for activities to be undertaken through the end of 1996 pursuant to the operating agreement, it is possible that the Company will have to furnish substantial additional capital in order to participate in some or all of the activities to be conducted by the parties under the agreement. There is no assurance that the Company will have on hand, or be able to obtain, such additional capital if and when required to be furnished. Furthermore, there is no assurance that any properties in which the parties acquire interests or otherwise seek to commercially exploit pursuant to the operating agreement can be successfully developed, and it is likely that, even if such properties are successfully developed, revenues from the sale of ore derived from such properties will not be generated for several years.


                            RISK FACTORS

      The Shares being offered hereby involve a high degree of risk and are, therefor, speculative in nature and should not be purchased by anyone who cannot afford a loss of his or her entire investment. Prospective investors, prior to purchasing any of the Shares, should carefully consider the risks and speculative factors inherent in and affecting the business of the Company, including those set forth below.

      This Prospectus and certain of the information incorporated herein contain forward looking statements. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus, including but not limited to fluctuations in the market price of gold, uncertainties regarding the ability of the Joint Venture to operate profitably and uncertainties regarding the Company's proposed activities in the Republic of the Philippines.

         1. Receipt of Net Proceeds from Joint Venture Unlikely in Foreseeable Future. Based on the amount of the Initial Loans payable by the Joint Venture to Pikes Peak ($144,940,000 as of June 30, 1996) which must be repaid prior to the distribution of any Net Proceeds to the Company and the amount of income which the Joint Venture can reasonably be expected to generate over the next several years, management of the
Company believes that, absent a significant and sustained increase in the price of gold and an improvement in the efficiency of the operations of the Joint Venture, it is unlikely that the Company will receive more than the Minimum Annual Distributions from the Joint Venture for the foreseeable future based on
the current terms of the Joint Venture Agreement.   See "The Company - The
Joint Venture."

         2. History of Losses by the Joint Venture; Profitability Dependent on Price of Gold. The Joint Venture has incurred substantial losses during each year of operation, including net losses of $3,654,000 for the year ended December 31, 1995, $9,350,000 for the year ended December 31, 1994 and $8,538,000 for the year ended December 31, 1993. For the six months ended June 30, 1996, the Joint Venture incurred a net loss of $63,000. There is no assurance that the Joint Venture will be able to achieve profitability in any subsequent period or to sustain profitability for an extended period. The ability of the Joint Venture to operate on a profitable basis depends, to a large degree, on the market price for gold. The market price of gold is volatile, subject to speculative movement and is affected by numerous factors beyond the control of the Company, including international, economic and political conditions, levels of supply and demand, the inventory levels maintained by gold producers and others and, to a lesser degree, inventory carrying costs (primarily interest charges) and international exchange rates. Whether gold prices will maintain a level that will enable the Joint Venture to operate profitability on a continuing basis cannot be assured, and until a broader historical record of commercial production at the Joint Venture's facilities has been established, the minimum price of gold necessary to sustain profitable operations over the long term cannot be readily determined. Furthermore, even should the Joint Venture achieve profitability for a sustained period, it is unlikely that this would have any impact on the Company's cash flow for the foreseeable future.

         3. Estimates of Reserves and Mineral Resources. Based on drilling results, the Joint Venture has estimated (as of December 31, 1995) the existence of more than 2.6 million troy ounces of proven and provable reserves of near-surface, low-grade gold ore (with an overall rate of recovery estimated by Pikes Peak at 68.5%) and 1.4 million troy ounces of inferred deposits (which do not meet the SEC's criteria of proved or probable reserves). "Proven reserves" are those for which (i) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, (ii) grade and/or quality are computed from the results of detailed sampling and (iii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of reserves are well established. "Probable reserves" are those for which quantity, grade and/or quality are computed using information from sites for inspection, sampling and measurement which are farther apart or otherwise less adequately spaced than for proven reserves. The ore reserve and mineral resources figures are estimates and no assurance can be given that a particular mineral resource will ever qualify as a minable ore reserve, that any particular level of recovery of gold from ore reserves will in fact be realized or that ore reserves may be mined and milled on a profitable basis.

         4. Risks Inherent in the Mining Industry. The Company is subject to all of the risks inherent in the mining industry. Exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization. Most exploration projects do not result in the discovery of minable deposits of ore.
 Furthermore, mining activities are subject to substantial operating hazards, including weather, environmental conditions, unforeseen technical difficulties, unusual or unexpected geological formations, equipment breakdowns or malfunctions and work interruptions. There may also be limited availability of water, which is essential to milling operations. In addition, the industry consists of numerous companies, many of which are significantly larger than the Company and the Joint Venture, which compete in the acquisition and development of mining properties.

         5. Environmental Regulation. The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. Although the Company is not aware of any circumstances which would cause the Joint Venture or any of the Company's other properties to be in violation of any environmental regulations, there can be no assurance that the Joint Venture and the Company will be able to be in compliance with such regulations in the future. As of December 31, 1995 the Joint Venture had posted a bond of approximately $18 million with the Colorado Mined Land Reclamation Board to secure reclamation of mining disturbances arising from the Joint Venture's mining activities, and will likely be required to post additional sums to accommodate further mining at the Cresson site.

         6. Reliance on Joint Venture Partner. The exploration and development of the Joint Venture's properties are governed by the terms of the Joint Venture Agreement, which grants operational responsibility and management authority in the Joint Venture to Pikes Peak. If Pikes Peak, whose proportionate share of the Joint Venture's costs is much larger than the Company's, is not in a position to furnish (or otherwise chooses not to furnish) any operating funds required by the Joint Venture, it is unlikely that the Joint Venture would continue in operation.

         7. Effect of Sales of Shares by Selling Stockholders on Market Price of the Common Stock. The Shares represent approximately 9.8% of the total number of shares of Common Stock outstanding on the date of this Prospectus. Although the Common Stock is listed on the Pacific Stock Exchange, the trading volume is limited, averaging approximately 26,000 shares per month during the first six months of 1996. Consequently, sales of substantial amounts of the Shares pursuant to this registration or otherwise could adversely affect the market price of the Common Stock.


                       REGISTERING STOCKHOLDERS

         The following table sets forth the name of each Registering Stockholder and the number of shares of Common Stock that each Registering Stockholder (i) beneficially owned as of September 1, 1996 (and the percentage of all outstanding shares which such Shares represent), (ii) is offering hereby and (iii) will beneficially own after completion of the offering (and the percentage of all outstanding shares which such shares represent).

                        Percentage                         Number of
Percentage
                              of             Number of      Shares
of
                       Number of Shares       Outstanding      Shares
Beneficially  Outstanding
             Beneficially Owned     Shares Before   Offered     Owned After
Shares After
Name          Before Offering            Offering         Hereby
Offering        Offering
_____
Midas Fund, Inc.       185,500               10.6%          150,000
35,500             2.0%

Bull & Bear Gold       50,000                 2.7%            20,000
30,000             1.7%
Investors, Ltd.

                         PLAN OF DISTRIBUTION

         The Shares are being registered in order to facilitate their sale from time to time by the Registering Stockholders should the Registering Stockholders determine to make such sale. The Company is unable to predict whether or when the Registering Stockholders will determine to proceed with sales of the Shares, as such determination will be made by the Registering Stockholders. The sale of the Shares by the Registering Stockholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Registering Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Registering Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Registering Stockholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company is paying the out-of-pocket expenses of registering the Shares under the Securities Act (other than any commissions or brokerage fees incurred by the Registering Stockholders in connection with the sale of the Shares), estimated at $15,000. The Company has agreed to keep the registration statement covering the Shares current for a period of 180 days after the effective date or until such earlier time as all of the Shares registered hereby have been sold. If the Company is required to update this Prospectus during such period, the Company may incur additional expenses.

         The Company and the Registering Stockholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.


                               EXPERTS

     The financial statements of Golden Cycle Gold Corporation as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included (incorporated by reference) herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere (incorporated by reference) herein, and upon the authority of said firm as experts in accounting and auditing.

                            LEGAL MATTERS

     The validity of the Shares has been passed upon by Zimet, Haines, Friedman & Kaplan, 460 Park Avenue, New York, New York 10022.


                 DISCLOSURE OF COMMISSION POSITION ON
            INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company and the Registering Stockholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act. In addition,
The Company's Articles of Incorporation and By-Laws provide for the indemnification of directors and officers under certain circumstances from certain liabilities, including liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

         Registration fee. . . . . . . . . . . . . . . . .    $    528
         Accounting fees and expenses. . . . . .       1,500
         Legal fees and expenses . . . . . . . . . .     12,500
         Miscellaneous. . . . . . . . . . . . . . . . . .          472
                                  _______
            Total. . . . . . . . . . . . . . . . . . . . . . . .   $15,000
_____________________________
* All of the expenses listed are estimated except for the registration fee, and all expenses are payable by the Company.


Item 15. Indemnification of Directors and Officers.

         1.   Indemnification

              a.   Colorado Law

                   Section 3-105.5 of the Colorado Corporation Code grants corporations organized thereunder the power to indemnify on certain conditions any individual against liability incurred in any action or proceeding to which he is a party by reason of being or having been a director of the corporation. However, a corporation may not so indemnify an individual in connection with a proceeding in which he is found to be liable to the corporation or where he is found to have received an improper benefit. Unless limited by a corporation's articles of incorporation, a corporation is required to indemnify any of its directors or officers of the corporation who was wholly successful in defense of any proceeding to which he was a party, against reasonable expenses, including attorney fees, incurred by him in connection with the proceeding. A corporation may indemnify an officer of the corporation to a greater extent if consistent with law and if provided for in the corporation's articles of incorporation, by-laws, board or shareholder resolutions, or in a contract.

              b.   Articles of Incorporation

                   Article VIII(b) of the Registrant's Articles of Incorporation provides that each person who is made a party or is threatened to be made a party or is involved in any action or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity will be indemnified by the Registrant to the fullest extent authorized by the Colorado Corporation Code against all liability and expense (including attorneys' fees) reasonably incurred in connection therewith.

          c.   By-Laws

               The Registrant's By-laws generally provide for indemnification for any individual in connection with any action or proceeding in which he is made a party by reason of being or having been a director or officer of the Registrant or served for another entity in such capacity at the request of the Registrant. The Registrant may also reimburse any director or officer the reasonable costs of settlement of any such action or proceeding if such settlement is in the best interest of the Registrant.

     2.   Limited Liability

          a.   Colorado Law

               Section 3-105(u) of the Colorado Corporation Code permits a Colorado corporation to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care.

          b.   Articles of Incorporation

               The Registrant's Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by Colorado law.

     At present the Company does not provide insurance for its directors and officers against expenses and liabilities in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16. Exhibits.

      (1)     Not Applicable

      (2)     Not Applicable

      (4)     Instruments defining the
              rights of securityholders,
              including indentures:

              (A)  Excerpts from Articles of Incorporation*

              (B)  Excerpts from By-Laws*

              (C)  Stock Purchase Agreement between the
                   Registrant and Midas Fund, Inc. dated
                   May 10, 1996**

      (5)      Opinion of Zimet, Haines, Friedman & Kaplan**

      (8)      Not Applicable

     (12)     Not Applicable

     (15)     Not Applicable

     (16)     Not Applicable

     (23)     (A)  Consent of KPMG Peat Marwick LLP**

                 (B)  Consent of Zimet, Haines, Friedman &
                   Kaplan (included in the opinion filed as Exhibit No. 5)

     (24)     See page II-7

     (25)     Not Applicable

     (26)     Not Applicable

     (27)     Not Applicable

     (28)     Not Applicable

     (99)     Not Applicable

* Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form 8-A dated January 13, 1987.

**    Filed herewith.

Item 17.  Undertakings.

      (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs in the State of Colorado on September 10, 1996.

                            GOLDEN CYCLE GOLD CORPORATION



                            By  /s/ Birl W. Worley, Jr.
                               Birl W. Worley, Jr.
                               President and Chief
                                Executive Officer

                         POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Birl W. Worley, Jr. and R. Herbert Hampton, and each of them individually, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intent and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title
         Date


/s/ Birl W. Worley, Jr.      President, Chief Executive              September
10, 1996
Birl W. Worley Jr.           Officer and Director
                                   (Principal Executive Officer)

/s/ R. Herbert Hampton       Vice President-Finance                  September
10, 1996
R. Herbert Hampton           (Principal Financial and
                                  Accounting Officer)

/s/ Melvin L. Cooper         Director                                     Septem
ber 10, 1996
Melvin L. Cooper

/s/ Rex H. Hampton           Director                                     Septem
ber 10, 1996
Rex H. Hampton

/s/ John A. Love             Director                                     Septem
ber 10, 1996
John A. Love

/s/ Frank M. Orrell          Director                                     Septem
ber 10, 1996
Frank M. Orrell

/s/ Alan P. Ploesser         Director                                     Septem
ber 10, 1996
Alan P. Ploesser

                          EXHIBIT INDEX

            (1)     Not Applicable

            (2)     Not Applicable

            (4) Instruments defining the rights of securityholders, including indentures:

                   (A)  Excerpts from Articles of Incorporation*

                   (B)  Excerpts from By-Laws*

                   (C)  Stock Purchase Agreement between the Registrant and
Midas Fund, Inc.             dated May 10, 1996**

            (5)     Opinion of Zimet, Haines, Friedman & Kaplan**

            (8)     Not Applicable

          (12)     Not Applicable

          (15)     Not Applicable

          (16)     Not Applicable

          (23)     (A)  Consent of KPMG Peat Marwick LLP**

                      (B)  Consent of Zimet, Haines, Friedman & Kaplan
(included in the opinion          filed as Exhibit No. 5)

          (24)     See page II-7

          (25)     Not Applicable

          (26)     Not Applicable

          (27)     Not Applicable

          (28)     Not Applicable

          (99)     Not Applicable

*            Incorporated by reference to the Exhibits to the Registrant's
              Registration Statement on Form 8-A dated January 13, 1987.
**          Filed herewith.

                                                               EXHIBIT 4(C)

                       Golden Cycle Gold Corporation
                               2340 Robinson Street
                                       Suite 209
                     Colorado Springs, Colorado 80904


                         STOCK PURCHASE AGREEMENT


Midas Fund, Inc.
11 Hanover Square
11th Floor
New York, New York  10005

Gentlemen:

         GOLDEN CYCLE GOLD CORPORATION, a Colorado corporation (the "Company"), upon the terms and subject to the conditions hereinafter set forth, hereby issues and sells to you (the "Purchaser"), on the date hereof, 170,000 shares of Common Stock, no par value ("Common Stock"), of the Company (the "Shares") at a purchase price of $6.00 per share.

         1. Purchase and Sale of Shares. Subject to the terms and conditions hereinafter set forth, the Purchaser hereby purchases from the Company, and the Company hereby issues and sells to the Purchaser, the Shares for the sum of $1,020,000 (the "Total Purchase Price"). Simultaneously with the delivery to the Company by the Purchaser of a copy hereof executed by the Purchaser, the Purchaser has delivered to the Company a certified or bank cashier's check made payable to the order of the Company in the full amount of the Total Purchase Price or has transferred to the Company the full amount of the Total Purchase Price by telegraphic bank transfer or other means satisfactory to the Company. Promptly after receipt thereof by the Company, the Company shall deliver to the Purchaser a certificate or certificates representing the Shares, registered in the name of the Purchaser or in the name or names of such nominee or nominees as the Purchaser shall have requested.

         2. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Purchaser as follows:

         (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all corporate power and authority to own and lease its properties and to conduct its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction in the United States in which the conduct of its business as presently conducted or its ownership or leasing of property makes such qualification necessary and the failure so to qualify would have a materially adverse effect on the business or financial condition of the Company.

 (b) Authorization and Validity of this Agreement. The execution, delivery and performance by the Company of this Agreement, including the offer, issuance, sale and delivery of the Shares, are within the Company's corporate power, have been duly authorized by all necessary corporate action, do not require approval of any governmental body, agency or official and do not, and will not, contravene, or constitute a default under, any applicable law or regulation, the Certificate of Incorporation or By-Laws of the Company or any agreement, judgment, injunction, order, decree or instrument binding upon the Company, or result in the creation or imposition of any material lien, claim or encumbrance on any asset of the Company. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

 (c) Authorization and Issuance of Shares of Common Stock. The Shares have been duly authorized and, upon the issuance thereof and payment therefor in the manner provided herein, will be duly authorized, validly issued, fully-paid and nonassessable. The Shares have been accepted for listing on the Pacific Stock Exchange, Inc., subject to official notice of issuance.

 (d) Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement; or the offer, sale or issuance of the Shares by the Company to the Purchaser; or the consummation of any other transaction contemplated on the part of the Company or the Purchaser hereby, except any such consents, approvals, qualifications, orders, authorizations or filings as shall have been obtained or made by the Company prior to the date hereof and such post-closing notices, reports or similar filings required by applicable law in the ordinary course in connection with the offering and sale of securities.

 (e) Securities Filings. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information (the "Securities Filings") with the Securities and Exchange Commission (the "Commission"). True and correct copies of the Company's Annual Report on Form 10-K for the calendar year 1995 (the "1995 Form 10-K") and the Company's Definitive Proxy Statement to shareholders dated April 15, 1996 (collectively, the "Delivered Filings") have been delivered to the Purchaser. Except as amended by subsequent Securities Filings, each Delivered Filing, including the financial information contained therein, as of its filing date, was true and correct in all material respects, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing portion of this sentence does not constitute a representation or warranty that the Delivered Filings are or were true and correct on any date subsequent to their respective filing dates.

 (f) No Material Adverse Changes. Since the date of filing with the Commission of the 1995 Form 10-K, there has occurred no event materially adverse to the Company, its business or prospects.

 (g) Litigation. Except as set forth in the Delivered Filings, there is no litigation or governmental or other proceeding or investigation pending or, to the knowledge of the Company, threatened in respect of the Company and the Company is not aware of any claim or fact which, if disclosed to the public, would have a material adverse effect upon the Company, its business or prospects.

 (h) Capitalization. The capitalization of the Company is as set forth in the 1995 Form 10-K, and except as set forth in said report, the Company has issued no capital stock or issued, or entered into any agreement to issue, convertible securities, warrants, options or other securities or arrangements obligating the Company to issue any securities.

              3. Representations, Warranties and Covenants of the Purchaser. In order to induce the Company to sell the Shares to the Purchaser, the Purchaser hereby represents, warrants and covenants to the Company as follows:

 (a) Investment Intent. The Purchaser is acquiring the Shares solely for the account of the Purchaser, for investment purposes only and not with a view to, or for, subdivision, resale, distribution, or fractionalization thereof, or for the account, in whole or in part, of others. No other person has or will have a direct or indirect beneficial interest in the Shares. The Purchaser is able to bear the substantial economic risk of an investment in the Shares, including a complete loss thereof, for an indefinite period of time. The Purchaser has no need for liquidity in this investment and has no reason to anticipate any change in circumstances, financial or otherwise, or other particular occasion or event which might cause or require the Purchaser to attempt to sell or transfer any of the Shares.

 (b) Shares Not Registered. The Purchaser understands that the sale of the Shares to the Purchaser is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of
Section 4(2) of the Securities Act and applicable state securities laws. The Purchaser will not sell, hypothecate or otherwise transfer any or all of the Shares other than in accordance with the following provisions:

           (i) pursuant to a registration statement under the Securities Act which has become effective, and a prospectus related thereto which is current, with respect to the securities to be disposed of, and if required, a registration statement under applicable state securities laws; or

          (ii) pursuant to a specific exemption from registration under the Securities Act and applicable state securities laws, but only upon the Purchaser first having delivered to the Company a favorable reasoned written opinion of counsel for the Purchaser, reasonably satisfactory in form and substance to the Company, to the effect that the proposed sale or transfer is exempt from registration under the Securities Act and any applicable state securities laws.

 (c) Restrictions on Transfer. The Purchaser understands that the Shares are not registered under the Securities Act or applicable state securities laws and such securities must be held indefinitely, unless the subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Except as provided in Section 4 hereof, the Company has not undertaken to register the Shares pursuant to the Securities Act and, except as provided therein, will have no obligation to effect on behalf of the Purchaser any registration under the Securities Act or to assist the Purchaser in complying with any exemption from registration under the Securities Act or any state securities laws. The Purchaser understands that the exemption from registration afforded by certain rules and regulations under the Securities Act depends upon the satisfaction of various conditions and that, if applicable, such rules and regulations may afford the basis for sales of the Shares only in limited amounts.

 (d) Legend. The Purchaser acknowledges that the certificates representing the Shares, and any substitutions or replacements thereof, shall bear a legend in substantially the following form:

 "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, hypothecated or otherwise transferred or disposed of in the absence of such registration, unless an exemption from the requirement of such registration is available under the circumstances at the time obtaining and demonstrated by opinion of counsel satisfactory to the Company."

 (e) Information Provided to Purchaser. The Purchaser further represents and warrants that in order to make an informed decision in connection with the purchase of the Shares:

           (i) the Purchaser has reviewed the merits and risks of an investment in the Shares with tax and legal counsel and with an investment advisor to the extent deemed advisable by the Purchaser;

          (ii) the Purchaser recognizes that an investment in the Shares involves a number of significant risks, including, without limitation, those set forth in the Delivered Filings; and the Purchaser, or the Purchaser's agent or advisor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares; and

         (iii) the Purchaser, or the Purchaser's agent or advisor, (A) has been provided with sufficient information with respect to the business of the Company and has carefully reviewed the same including, without limitation, the Delivered Filings; (B) has been provided with such additional information with respect to the Company as the Purchaser or the Purchaser's agent or advisor has requested; and (C) has had the opportunity to discuss such information with members of the management of the Company and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser.

 (f) No Reliance on Company. The Purchaser is not relying on the Company with respect to the economic, tax and other considerations to the Purchaser relating to this investment. With respect to such considerations, the Purchaser has relied on the advice of his own qualified advisors to the extent the Purchaser has deemed appropriate.

 (g) Accredited Investor. The Purchaser represents and warrants that the Purchaser is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act by virtue of being an investment company registered under the
Investment Company Act of 1940.

 (h) No Inconsistent Information. No oral or written representations have been made or oral or written information furnished to the Purchaser or the Purchaser's advisors or agents in connection with the sale and purchase of the Shares which were in any way inconsistent with the information set forth in the Delivered Filings.

 (i) Fiduciary. If the Purchaser is acting in a fiduciary capacity in purchasing the Shares, the fiduciary represents and warrants that he, she or it has authority to execute this Agreement on behalf of the person or persons for whom the Shares are being purchased, that such persons have been given the Delivered Filings and this Agreement and have confirmed to the fiduciary that they have reviewed the same, and that the representations and warranties contained in this Agreement (and in any other written statement or document delivered to the Company) shall be deemed to have been made on behalf of such person or persons.

 (j) Reliance by Company on Representations. All information which the Purchaser has furnished and is furnishing to the Company, including, without limitation, the representation as to the Purchaser's status as an "Accredited Investor" within the meaning of Rule 501 promulgated under the Securities Act and all other representations contained in this Agreement, are correct and complete as of the date of this Agreement, and if there should be any material change in such information prior to the Purchaser's receipt of the Shares, the Purchaser will immediately furnish such revised or corrected information to the Company. The Purchaser is executing and delivering this Agreement with full awareness of its implications and in recognition of the fact that the Company is relying on the Purchaser's representations and warranties in selling the Shares to the Purchaser, and that the Company and other investors may be damaged if such representations or warranties are incorrect.

 (k) Due Incorporation, etc. (i) The Purchaser is a corporation duly authorized and empowered to execute, deliver and perform this Agreement and to purchase the Shares, and has duly taken all requisite action in connection therewith; (ii) the person signing this Agreement on behalf of the Purchaser has been duly authorized by the Purchaser to do so; (iii) this Agreement is a valid and binding legal obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms; and (iv) the execution, delivery and performance of this Agreement and the purchase of the Shares do not and will not conflict with, violate or constitute a default under any applicable law or regulation, the
Purchaser's certificate of incorporation, by-laws, or any agreement or arrangement to which the Purchaser is a party or by which it may be bound, and the purchase of the Shares is consistent with, and permitted by, the investment criteria and/or guidelines for investments to be made by the Purchaser.

 (l) Additional Information. The Purchaser agrees, within five days after receipt of a request from the Company, to provide such information and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject.

 4.  Registration of Shares.

 (a) Obligation to Register. The Company agrees to use all reasonable efforts to register the Shares with the Commission for resale by the Purchaser under the Securities Act within six months following the date hereof and to keep the registration statement on which the Shares are registered effective for a period of 180 days after its initial effective date (or until such earlier time as all the Shares have been publicly sold). Notwithstanding the foregoing, the Company may delay filing a registration statement, and may withhold efforts to cause the registration statement to become effective, if the Company determines in good faith that such registration might (1) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (2) involve initial or continuing disclosure obligations that might not be in the best interest of the Company's shareholders. If, after a registration statement with respect to the Shares becomes effective, the Company advises the Purchaser that the Company considers it appropriate for the registration statement to be amended, the Purchaser shall suspend any further sales of the Shares until the Company advises the Purchaser that the registration statement has been amended. The 180-day time period referred to herein during which the registration statement must be kept current after its effective date shall be extended for an additional number of business days equal to the number of business days during which the rights to sell shares was suspended pursuant to the preceding sentence, but in no event will the Company be required to update the registration statement after the second anniversary of the date hereof.

 (b) Cooperation by Purchaser. The Purchaser shall cooperate with the Company in connection with the registration of the Shares by furnishing such information, executing such documents, entering into any undertakings and taking such actions relating to such registration as may be required by the Commission or reasonably requested by the Company.

 (c)          Covenants of Company. The Company covenants and agrees as follows:

              (i) The Company will take all necessary action which may be required in registering or qualifying the Shares for offering and sale under the securities or blue sky laws of such states as are requested by the Purchaser; provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

              (ii) The Company shall furnish such number of prospectuses as shall reasonably be requested by the Purchaser.

              (iii) The Company shall pay all costs, fees and expenses in connection with any registration statement filed pursuant to this Section 4, including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses;
 provided, however, that the Company shall not pay for any of the following costs, fees or expenses: (A) underwriting discounts and commissions allocable to the sale of Shares, (B) state transfer taxes, (C) brokerage commissions incurred by the Purchaser in connection with the sale of the Shares and (D) fees and expenses of counsel and accountants for the Purchaser.

 (d) Indemnification.

              (i) The Company shall indemnify the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or
 Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing, or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained
(A) in any registration statement in which such Shares are included or (B) in any application or other document or written communication executed by the Company or based upon written information furnished by the Company filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission is made in reliance upon and in conformity with written information furnished to the Company, with respect to the Purchaser, by or on behalf of the Purchaser expressly for use in any registration statement, or any amendment or supplement thereto, or in any application, as the case may be.

              (ii) The Purchaser shall indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of the Purchaser for specific inclusion in such registration statement, to the same extent as the foregoing indemnity from the Company to the Purchaser, but only with respect to statements or omissions if any, made in any such registration statement or any amendment or supplement thereof or in any application, in reliance upon, and in conformity with, written information furnished to the Company with respect to the Purchaser expressly for use in such registration statement or any amendment or supplement thereto or in any application, as the case may be.

              (iii) Promptly upon receipt by an indemnified party of notice of the commencement of any action involving a claim referred to above, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of such action, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, except that if, in the opinion of counsel to either the indemnified or indemnifying party, there shall exist a conflict of interest or other valid reason why the retention of separate counsel for the indemnified party shall be required for the proper protection of the indemnified party, the indemnified party may retain such separate counsel at the expense of the indemnifying party. The indemnified party and any party cooperating in the defense of such claim shall not settle or compromise any such claim or admit liability without the express consent of the indemnifying party.

 (e) Reporting Requirements. The Company covenants that it will continue to file the reports required to be filed by it under the Exchange Act for so long as the Purchaser continues to own any Shares; and it will use reasonable efforts to take such further action as the Purchaser may reasonably request to the extent required to enable the Purchaser to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended or any similar rules or regulations hereafter adopted. Upon the request of any holder, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

 5. No Brokers. The Company and the Purchaser each represents and warrants to the other that it has not employed or dealt with any broker other than Orrell & Company in connection with any transactions contemplated by this Agreement and shall save each other harmless from any and all claims at any time hereafter made for brokers' or finders' fees or commissions, which claim or claims arise out of any agreement alleged to have been made by any of them, except that the Company shall pay the fees or commissions, if any, of Orrell & Company.

 6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ALL RESPECTS IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE FULLY PERFORMED ENTIRELY WITHIN SUCH STATE.

 7. Assignability. This Agreement, and the rights and obligations hereunder, are not transferable or assignable by the Purchaser without the prior written consent of the Company.

 8. Modification. Neither this Agreement nor any of its provisions shall be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom any such waiver, modification, discharge or termination is sought.

 9            Notices.  Any notice, demand or other communication which any party to this Agreement may be required, or may elect, to give to anyone interested hereunder shall be validly given if personally delivered or sent by registered or certified mail, return receipt requested, addressed to the recipient as follows: if to the Company, to the address set forth at the head of this Agreement, and if to the Purchaser, to the address shown under the name of the Purchaser at the head of this Agreement, or to such other address as such party may designate by written notice to the other in accordance with the provisions of this Section.

 10. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all negotiations, representations and other agreements made by and between such parties with respect hereto.

 11. Survival. All representations, warranties, agreements and covenants contained herein shall survive the execution of this Agreement, the purchase of the Shares contemplated hereby and any disposition thereof, notwithstanding any investigation made at any time by any of the parties hereto.

 If the Purchaser is in agreement with the foregoing, please sign the accompanying counterpart of this Agreement and return the same to the Company.

                                       Very truly yours,

                                       GOLDEN CYCLE GOLD CORPORATION



                                       By:/s/ R. Herbert Hampton
                                          Name:  R. Herbert Hampton
                                          Title: Secretary/Treasurer
                                                  and Vice President

Dated:  May 10, 1996

              The Purchaser hereby acknowledges agreement with the foregoing.

                                       MIDAS FUND, INC.



                                       By:/s/ Thomas B. Winmill
                                          Name:  Thomas B. Winmill
                                          Title: Co-President

                                       Tax Identification No.


                                       41-1536110

                                                                       EXHIBIT 5



                        ZIMET, HAINES, FRIEDMAN & KAPLAN
                                           460 Park Avenue
                                 New York, New York  10022




                                      September 10, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

              Re:   Golden Cycle Gold Corporation

Gentlemen:

              We have acted as counsel to Golden Cycle Gold Corporation, a Colorado corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, and the Rules and Regulations thereunder, of 170,000 shares (the "Shares") of Common Stock of the Company, no par value ("Common Stock"), which are currently held by certain shareholders of the Company.

              In connection with this opinion, we have examined originals, or copies certified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the
By-Laws of the Company, as amended, the minutes and other records of the proceedings of the Board of Directors and of the stockholders of the Company, and such other documents, corporate and public records, agreements, and certificates of officers of the
Company and of public and other officials, and we have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

              Based on and subject to the foregoing, we hereby advise you that, in our opinion, the Shares have been duly authorized and are validly issued, fully-paid and nonassessable.

              We hereby consent to the use and filing of this opinion in connection with the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and in the related Prospectus.

                                       Very truly yours,



                                       ZIMET, HAINES, FRIEDMAN
                                         & KAPLAN


                                       By  /s/ David M. Englander
                                           David M. Englander
                                           Partner

                   Consent of Independent Auditors





The Board of Directors
Golden Cycle Gold Corporation


We consent to the incorporation by reference in the Registration Statement on Form S-3 of Golden Cycle Gold Corporation of our report dated January 24, 1996, relating to the balance sheets of Golden Cycle Gold Corporation as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Golden Cycle Gold Corporation.

We also consent to the reference to our firm under the heading "experts" in the prospectus.




                        /s/ KPMG Peat Marwick
                        KPMG Peat Marwick

Denver, Colorado
September 6, 1996